Exhibit 4.2

[Specimen IAC Holdings, Inc. Class B Common Stock Certificate]

NUMBER	SHARES

IAC HOLDINGS, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that                                                 is the registered holder of                                                 Shares of the Class B Common Stock of IAC Holdings, Inc., par value $0.001 per share, transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

this day	of A.D. 20